Exhibit 99.1

News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

Release	Immediate	Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Second Quarter 2010 Diluted Earnings per Share of $0.78

Highlights:

•	Strong subsea orders of $946 million

•	Total backlog increased six percent sequentially driven by subsea systems orders

•	Guidance range for 2010 diluted earnings per share maintained at $2.70 to $2.90

HOUSTON, July 26, 2010 – FMC Technologies, Inc. (NYSE:FTI) today reported second quarter 2010 revenue from continuing operations of $1.0 billion. Diluted earnings per share from continuing operations were $0.78 compared to $0.84 in the prior-year quarter and $0.80 in the first quarter of 2010.

Second quarter operating profit in Energy Production Systems decreased seven percent from the second quarter of 2009 due to lower volume which was partially offset by higher operating margin. Operating profit in Energy Processing Systems was up 17 percent from the prior-year quarter on higher volume and operating margin in the fluid control business.

Total Company backlog increased six percent from the first quarter of 2010 to $2.8 billion and included $2.3 billion in subsea systems. It was the second consecutive quarterly backlog increase and was mainly driven by $946 million in subsea systems orders. The Company’s 2010 year-to-date subsea orders of $1.8 billion have already surpassed the total subsea orders received for all of 2009.

“Our strong order intake this quarter builds on our first quarter results and confirms the subsea market opportunities that we have been forecasting since late 2009,” said Peter D. Kinnear, Chairman and Chief Executive Officer. “Although we face some market uncertainty due to the situation in the Gulf of Mexico, our strong first half results allow us to maintain our estimate for 2010 diluted earnings per share in a range of $2.70 to $2.90.”

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FMC Technologies Reports Second Quarter 2010 Diluted Earnings per Share of $0.78	2

Energy Production Systems

Energy Production Systems’ second quarter revenue was $822.9 million, including subsea systems revenue of $675 million. Energy Production Systems’ operating profit of $129.6 million decreased from the prior-year quarter due to lower volume in both the subsea systems and surface wellhead businesses. The impact from the lower volume was partially offset by higher operating margin in subsea systems.

Energy Production Systems’ inbound orders for the second quarter were $1.1 billion. This total was nearly double the inbound recorded in the second quarter of 2009 and included subsea systems orders of $946 million. Backlog for Energy Production Systems was $2.6 billion including $2.3 billion in subsea systems. Both orders and backlog increased for the second consecutive quarter.

Energy Processing Systems

Energy Processing Systems’ second quarter revenue was $192.4 million, an 11 percent increase over the prior-year quarter. Energy Processing Systems’ second quarter operating profit of $33.4 million was up 17 percent from the prior-year quarter. The increase was driven by higher volume and operating margin in the fluid control business, partially offset by operating profit declines in all other businesses within the segment.

Energy Processing Systems’ inbound orders were $225.7 million for the second quarter, a 60 percent increase compared to the prior-year quarter. The increases in revenue, operating profit and orders were predominately driven by the fluid control business, which continued to benefit from the resurgence in North American pressure pumping activity. Backlog for the segment was $255.6 million at the end of the quarter.

Corporate Items

Corporate expense in the second quarter was $10.1 million, an increase of $1.0 million from the prior-year quarter. Other expense, net, was $9.9 million, an increase of $4.1 million from the prior-year quarter.

The Company ended the second quarter with net debt of $196.4 million. Net interest expense was $2.4 million in the quarter.

The Company repurchased 1.3 million shares of common stock in the quarter for $73.0 million and now has 3.2 million shares remaining in its stock repurchase authorization.

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FMC Technologies Reports Second Quarter 2010 Diluted Earnings per Share of $0.78	3

Depreciation and amortization for the second quarter was $23.7 million, down $4.9 million from the previous quarter, and capital expenditures totaled $19.3 million.

The Company recorded an effective tax rate of 31.5 percent for the second quarter.

Summary and Outlook

FMC Technologies reported second quarter revenue from continuing operations of $1.0 billion and diluted earnings per share from continuing operations of $0.78. Second quarter operating profit in Energy Production Systems decreased seven percent and in Energy Processing Systems increased 17 percent from the prior-year quarter.

Total Company backlog increased six percent from the first quarter of 2010 to $2.8 billion and included $2.3 billion in subsea systems. The backlog increase was mainly driven by $946 million in subsea systems orders, which brought the year-to-date total for subsea orders to $1.8 billion, surpassing the total for 2009.

The Company maintained guidance for 2010 diluted earnings per share from continuing operations in a range of $2.70 to $2.90.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 10,800 employees and operates 25 production facilities in 15 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its second quarter 2010 conference call at 9:00 a.m. EDT on Monday, July 26, 2010. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009

Revenue	$1,012.5	$1,103.8	$2,062.8	$2,156.8
Costs and expenses	866.0	958.7	1,759.4	1,904.3

	146.5	145.1	303.4	252.5
Other income (expense), net	(2.9)	9.4	(8.2)	3.3

Income before net interest expense and income taxes	143.6	154.5	295.2	255.8

Net interest expense	(2.4)	(2.3)	(4.7)	(4.4)

Income from continuing operations before income taxes	141.2	152.2	290.5	251.4

Provision for income taxes	44.4	45.5	94.3	73.2

Income from continuing operations	96.8	106.7	196.2	178.2

Income (loss) from discontinued operations, net of income taxes	—	0.1	—	(0.2)

Net Income	96.8	106.8	196.2	178.0

Less: net income attributable to noncontrolling interests	(0.6)	(0.8)	(1.0)	(1.0)

Net income attributable to FMC Technologies, Inc.	$96.2	$106.0	$195.2	$177.0

Basic Earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.79	$0.86	$1.60	$1.42
Income (loss) from discontinued operations	—	—	—	—

Basic earnings per share	$0.79	$0.86	$1.60	$1.42

Basic weighted average shares outstanding	122.0	123.8	122.3	124.9

Diluted earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.78	$0.84	$1.58	$1.40
Income (loss) from discontinued operations	—	—	—	—

Diluted earnings per share	$0.78	$0.84	$1.58	$1.40

Diluted weighted average shares outstanding	123.2	125.5	123.5	126.6

Net income attributable to FMC Technologies, Inc.:
Income from continuing operations	$96.2	$105.9	$195.2	$177.2
Income (loss) from discontinued operations	—	0.1	—	(0.2)

Net income attributable to FMC Technologies, Inc.	$96.2	$106.0	$195.2	$177.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Revenue

Energy Production Systems	$822.9	$933.9	$1,710.5	$1,806.2
Energy Processing Systems	192.4	174.1	359.9	355.1
Other revenue (1) and intercompany eliminations	(2.8)	(4.2)	(7.6)	(4.5)

	$1,012.5	$1,103.8	$2,062.8	$2,156.8

Income before income taxes

Segment operating profit
Energy Production Systems	$129.6	$140.1	$287.2	$244.5
Energy Processing Systems	33.4	28.5	56.8	57.0

Total segment operating profit	163.0	168.6	344.0	301.5

Corporate items
Corporate expense	(10.1)	(9.1)	(19.1)	(15.9)
Other revenue and other expense, net (1)	(9.9)	(5.8)	(30.7)	(30.8)
Net interest expense	(2.4)	(2.3)	(4.7)	(4.4)

Total corporate items	(22.4)	(17.2)	(54.5)	(51.1)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$140.6	$151.4	$289.5	$250.4

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009 (1)	2010	2009 (1)
Inbound Orders

Energy Production Systems	$1,068.5	$538.5	$2,117.3	$1,100.4
Energy Processing Systems	225.7	141.4	406.0	292.4

Subtotal Energy Systems	1,294.2	679.9	2,523.3	1,392.8
Intercompany eliminations	(1.9)	(1.9)	(4.4)	(3.8)

Total inbound orders	$1,292.3	$678.0	$2,518.9	$1,389.0

	June 30
	2010	2009
Order Backlog

Energy Production Systems	$2,595.5	$2,822.1
Energy Processing Systems	255.6	252.0

Subtotal Energy Systems	2,851.1	3,074.1
Intercompany eliminations	(5.1)	(4.6)

Total order backlog	$2,846.0	$3,069.5

(1)	Inbound orders for 2009 have been revised to exclude the effects of foreign currency translation on backlog. Prior to 2010, the Company’s practice was to include backlog translation effects as a component of inbound orders.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2010 (Unaudited)	December 31, 2009

Cash and cash equivalents	$403.8	$460.7
Trade receivables, net	924.8	879.2
Inventories	525.9	591.8
Other current assets	252.1	293.9

Total current assets	2,106.6	2,225.6

Property, plant and equipment, net	548.5	581.9
Goodwill	262.3	272.7
Intangible assets, net	141.1	154.6
Investments	142.7	141.8
Other assets	138.6	132.9

Total assets	$3,339.8	$3,509.5

Short-term debt and current portion of long-term debt	$14.7	$28.5
Accounts payable, trade	276.5	343.9
Advance payments and progress billings	450.5	670.4
Other current liabilities	518.5	635.7

Total current liabilities	1,260.2	1,678.5

Long-term debt, less current portion	585.5	391.6
Other liabilities	362.6	327.6
FMC Technologies, Inc. stockholders' equity	1,121.4	1,102.8
Noncontrolling interest in consolidated companies	10.1	9.0

Total liabilities and equity	$3,339.8	$3,509.5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2010	2009
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$195.2	$177.2
Depreciation and amortization	52.3	40.1
Trade accounts receivable, net	(92.9)	75.0
Inventories	38.3	(53.0)
Accounts payable, trade	(50.8)	(91.0)
Advance payments and progress billings	(186.1)	(79.1)
Other	(20.1)	134.5

Net cash (required) provided by operating activities of continuing operations	(64.1)	203.7

Cash provided (required) by operating activities of discontinued operations	—	(1.0)

Cash provided (required) by investing activities:
Capital expenditures	(38.7)	(54.9)
Proceeds from disposal of assets	1.9	18.2

Net cash required by investing activities	(36.8)	(36.7)

Cash provided (required) by financing activities:
Net issuance (repayment) of debt	181.8	(165.1)
Issuance of capital stock	1.4	0.2
Purchase of stock held in treasury	(123.5)	(95.7)
Other financing	(13.3)	(4.7)

Net cash provided (required) by financing activities	46.4	(265.3)

Effect of changes in foreign exchange rates on cash and cash equivalents	(2.4)	15.4

Decrease in cash and cash equivalents	(56.9)	(83.9)

Cash and cash equivalents, beginning of period	460.7	340.1

Cash and cash equivalents, end of period	$403.8	$256.2